                                                                 Exhibit 10.16



*** Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.






                                    CONTRACT
                                  MANUFACTURING
                                    AGREEMENT




                                     BETWEEN


                            ADVANCED ELECTRONICS, INC
                                12 CHANNEL STREET
                                BOSTON, MA 02210


                                       AND

                                   NEUROMETRIX
                                  62 FOURTH AVE
                                WALTHAM, MA 02451

                             MANUFACTURING AGREEMENT

           Agreement made this 20th day of NOVEMBER 2002, and between
                                           --------


                           NEUROMETRIX, INC. (Buyer) a


              Corporation, with its principal place of business at


                                 62 FOURTH AVE.
                                WALTHAM, MA 02451

                                       AND

Advanced Electronics, Inc., with a principal place of business located at 12 Channel Street, Boston, MA 02210 ("AEI") sets forth the terms and conditions under which AEI will perform certain production work on behalf of the Buyer.

1.0      GENERAL

1.1      LIABILITY

         Except as otherwise provided in this Agreement, neither party shall be liable for special, indirect, incidental or consequential damages arising out of or in connection with claims brought by third parties, or any indemnifications granted by either party in connection with this Agreement.

1.2      SEVERABILITY

         If any provision of this Agreement is held to be invalid or unenforceable, such invalidity of unenforceability shall not affect the enforceability of any other provisions of this Agreement not held to be invalid.

1.3      AMENDMENTS

         Modification of this Agreement must be made in writing, signed by a duly authorized Corporate Officer of each party. No Amendment shall be deemed effective, until a duplicate original of such Amendment is received by each party.

1.4      COMPLIANCE WITH TH LAWS

         Both parties agree to comply with all applicable laws, rules and regulations with regard to the performance of its obligations under the Agreement and indemnify and hold the other party harmless from any loss resulting from its failure to obey all such laws, rules and regulations. This Agreement is made in, governed by, and shall be construed in accordance with the laws of The Commonwealth of Massachusetts including, unless provided otherwise herein, the Uniform Commercial Code as implemented in Massachusetts General Laws.

1.5      WAIVER

         Either party's failure to exercise, in whole or in part, or delay in exercising any right under this Agreement will not preclude any future exercise of the same right or the exercise of any other right hereunder.

1.6 All notices pertaining to this Agreement shall be in writing, delivered to the party at this address set forth below.

         To: Advanced Electronics, Inc  To: (Buyer): NEUROMetrix, Inc.
             12 Channel St                           62 Fourth Ave.
             Boston, MA 02111                        Waltham MA 02451

             Attn: Ms. Ching-Wah Wong                Attn: Mr. Charles Fendrock

1.7      FORCE MAJEURE

         Neither party will be liable nor deemed to be in default for delay or failure in performance or interruption of service hereunder resulting directly or indirectly from acts of God, wars, floods, riots, labor strikes, worldwide parts shortages, or transportation shortages, provided, however, the provisions of this section shall not apply to obligations to make payments when due. The time for performance so affected or delayed will be deemed extended for the period of such delay. The party claiming excuse for failure to perform due to force majeure shall notify the other party in writing within five (5) days of the existence of the force majeure cause and its expected duration.

1.8      PROPRIETARY INFORMATION

         Each party hereby agrees for a period of three (3) years from the Effective Date that all information in writing or other physical form delivered to it by the other party which is designated to be proprietary and confidential will be safeguarded in the same manner the receiving party safeguards its own proprietary and confidential information or like character, and will not be divulged to their parties. Information which is initially orally or visually submitted and identified at the time of initial disclosure as proprietary shall be safeguarded by the receiving party only if the submitting party notifies the receiving party in writing within ten (10) business days of such initial oral or visual disclosure, with a specific identification of the proprietary information contained in such initial oral or visual disclosure.

         This Agreement shall not impose any obligation upon the receiving party with respect to any portion of the received information with (I) is now, or which hereafter, through no act or failure to act on the party of the receiving party, becomes generally known or available, (II) is known to the receiving party at the time of receiving such information,
         (III) is furnished by the disclosing party to others without restriction on disclosure, (IV) is hereafter furnished to the receiving party by a third party, as a manner or right and without restriction on disclosure, (V) is independently developed by the receiving party, or (VI) more than three (3) years after such information is disclosed to the receiving party, or (VII) is authorized in writing for release by the disclosing party.

1.9      AUTHORITY

         Buyer warrants that it has the unqualified right to enter this Agreement, that it is the owner of or has the right to transfer all rights and licenses to all technology, intellectual property and other deliverables under the terms of this Agreement, and that it has the right to perform all obligations under this Agreement.

1.10     ASSIGNMENT

         Neither party may assign or otherwise transfer its rights and obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

1.11     ENTIRE AGREEMENT

         This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and merges all prior discussions and negotiations between them. There are no oral representations or inducements pertaining thereto which are not contained herein; and neither of the parties hereto shall be bound by any conditions, warranties, understandings to representations with respect to such subject matter other than as expressly provided herein.

1.12     NON-LICENSING

         The parties understand that except as may be otherwise expressly stated herein, the terms and conditions of the Agreement shall not be considered in any way as a grant of any license whatsoever under either party's present or future trademarks, trade secrets, or other proprietary rights, nor is any such license granted by implication, or otherwise.

2.0      WORK SCOPE

         During the term of this Agreement, AEI will supply product that meets all assembly, test, quality and documentation requirements at a cost provided in the quotation for the product, and on a delivery schedule guided by the purchase order. Assembly & test, labeling and production records must meet all applicable FDA QSR regulations and ISO medical product standards. Product is assembled, tested and labeled per customer specifications. Customer has responsibility to ensure their specifications meet applicable regulatory requirements and effectively communicate requirements to AEI.

         AEI shall manufacture, sell and deliver product, listed on Exhibit A, exclusively to Buyer under the terms and conditions of this Agreement. All parts and components purchased and inventory used in the construction of the Product, shall be sourced from the Buyer's AVL (Approved Vendor List). Parts and components NOT listed on the

         Buyer's AVL shall NOT be used unless approved by the Buyer. Any modifications to the Buyer AVL must be approved, in writing, by the Buyer, through the ECO process, as defined in Paragraph 7.0 AEI shall provide manufacturing and testing for the products in accordance with the Buyer's specifications.

3.0      AGREEMENT TERMS AND ORDERING

         The terms and conditions of this agreement shall apply to all products listed on Exhibit A and other future products to be manufactured by AEI for Buyer.

         The Contract Manufacturing Agreement is good until otherwise modified or terminated by mutual written Agreement.

3.1      TERM OF AGREEMENT

         The Initial Term of this Agreement is twelve (12) months.

         Upon the effective date, and at each subsequent renewal date, Buyer will provide AEI with a twelve (12) month rolling forecast of the product to be ordered for the succeeding twelve (12) month period, and thereafter, in the first week of each succeeding quarter, Buyer will update the twelve (12) month forecast. The Initial twelve (12) month forecast will be the base used for setting yearly volumes and determining pricing.

         Unless terminated earlier as provided in Section 10.0, the Agreement is automatically renewed at twelve (12) months increments, unless either party gives written notice to the other party not to renew with not less than 90 days of notice.

3.2      PURCHASE ORDERS/FORECASTS

         Buyer will issue a purchase order for the initial Term, with specific release schedules for the first three (3) months and with sufficient time to permit AEI to obtain the long lead-time components. Thereafter, Buyer will maintain a three (3) month window of release schedules and will provide a rolling twelve (12) month forecast, which will include the three (3) months firm release.

         Buyer's purchase orders ("Orders") must be in writing and with the following information: (I) identification of the Products by quantity, model number, revision and description; (II) shipment instructions, including requested shipment date, and (III) price. All orders must incorporate by reference the terms and conditions of this Agreement. The terms and conditions of this Agreement shall supersede all terms and conditions contained in Buyer's purchase orders. All requirements shall be scheduled per the Order, and all scheduled dates shall be regarded as dates of shipment from AEI's facilities.

         AEI will utilize the forecast to secure long lead-time components (i.e. components that exceed 8 weeks lead-time.) on behalf of the Buyer. AEI will only procure material based on the available lead time plus the manufacturing offset time.

3.3      RESCHEDULING

         Buyer may make changes and reschedule the individual assembly to be manufactured and delivered in accordance with the following;

         The order for product in the nearest 3-month period will be non-cancelable, and any orders beyond 3 months may be increased or decreased by an amount agreed to by AEI.

         The starting day of the remaining lead-time is defined as the first day of the following month, after the written schedule change notices received by AEI.

3.4 In the case of cancellation, Buyer is responsible for any undamaged material, at quoted standard cost inventoried by AEI in support of Buyers' Purchase Order (s) that is not reusable by AEI or returnable to the supplier. Additionally, Buyer is responsible for any cancellation charges, restocking charges, or any noncancelable commitments incurred by AEI for such material. Such inventory items will be identified upon the initial execution of this Agreement, and as they become otherwise identified during the course of this Agreement.

3.5 If there is an increase in forecasted requirements, AEI shall make reasonable efforts to service the increase and shall advise Buyers of its efforts to service the increased requirements. Buyer and AEI shall jointly work with suppliers of the long-lead items to ensure that an adequate supply of critical components is available at all times. Buyer will be liable for the material cost plus the quoted material mark-up on long lead items and minimum buy components with AEI has procured either to meet Buyer's forecasts or as a result of written authorization from Buyer.

3.6 In the event that AEI is required to maintain a significant excess inventory as a result of the above (3.4) provision, reductions of the forecast, engineering changes or other Buyer actions, the parties agree to a monthly carrying charge of l 1/2% or full prepayment to cover the costs associated with maintaining this inventory. This carrying charge is in addition to Buyer's material liability stated above.

3.7      CONTRACT CANCELLATION CHARGES

         For the convenience of the Buyers, and if agreed to by AEI, Buyer may cancel the remaining orders under the following conditions:

         a.       Buyer pays for all goods already shipped.

         b. Buyer pays for all finished goods and work-in-process still at AEI.

         c. Buyer pays for all raw materials in AEI inventory that cannot be returned to Vendor for credit.

         d. Buyer pays for all non-cancelable materials ordered that are still at Vendors's.

         e. Buyer pays for all the cancellation charges incurred by AEI and, once the materials are used or processed or received by AEI, the handling charges incurred by AEI shall apply.

3.8      END OF CONTRACT INVENTORY

         Buyer will be responsible for all undamaged material, at quoted standard cost, inventoried by AEI in support of Buyer's Purchase Order that is not reusable by AEI or returnable to the supplier. Additionally, Buyer is responsible for any cancellation charges, restocking charges, or any non-cancelable commitments incurred by AEI for such material. Such items will be identified upon the initial execution of this Agreement, and as they become otherwise identified during the course of this Agreement.

4.0      TOOLING, FIXTURES AND PROGRAMS

         Tooling, fixtures and set up charges shall be acquired and maintained by AEI, and invoiced to Buyer. Title to fixtures and tools will pass to Buyer upon receipt of payment to AEI. Neurometrix will be responsible for providing AEI with complete current documentation, documentation changes, special test fixtures, and technical support as needed to build and test product.

5.0      QUALITY ASSURANCE

         Printed circuit assemblies will be manufactured in accordance with IPC-A-610A Class 2. All assemblies will comply with Buyer's specifications and drawings. Neurometrix will provide assistance and guidance to AEI to ensure that the manufacturing, labeling, and production records are in compliance with all applicable FDA QSR and ISO regulations and standards. Production cannot commence until Neurolnetrix provides AEI with a written notice that it is in compliance.

6.0      WARRANTY

6.1      WARRANTY PERIOD

         Under the condition that AEI's product conforms to Buyer's AVL and applicable specification, AEI warrants its product, for a period of twelve (12) months from the date of shipment.

         a. to be free from material and workmanship defects in the case of turn-key project.

         b. to be free from workmanship defects in the case of consignment project.

6.2      WARRANTY LIMITATION

         This warranty is limited to replacement or repair, at AEI'S option of defective units and does not apply to Units which have been. abused or improperly stored, modified, or repaired. AEI will respond to warranty repair claims and, if unable to respond in a timely fashion, agrees to allow the Buyer to repair or have repaired the defective Products, at AEI equivalent time and materials charge-backs to AEI.

         AEI's warranty obligations hereunder do not extend to damage caused by improper use of the Product, accident, or operation of the Product outside of the specified environment conditions, by parties other than AEI, its subcontractors, or agents.

         The express warranties set forth in this Paragraph are the only warranties given by AEI with respect to any Product furnished hereunder.

6.3      WARRANTY CLAIMS

         Warranty claims by Buyer shall state the specific nature of the defect, unit, part number, serial number and date the unit was discovered to be defective and shall be verified within thirty (30) working days of receipt by AEI. Products returned to AEI under warranty shall be repaired or replaced at AEI's option. AEI shall pay one way transportation cost for the return of such Products from domestic locations. Prior to return of any warranty materials Buyer must contact AEI to receive a Return of Materials Authorization (RMA) number.

6.4      OUT-OF-WARRANTY REPAIRS

         AEI shall perform all required out-of-warranty repairs for assemblies returned by the Buyer on a time and materials basis. AEI shall provide the Buyer with a written quotation for each repair prior to commencement of any such work.

7.0      ENGINEERING CHANGES/TEST FALL-OUT

7.1 Engineering changes (EC's) may be initiated by either party, under the following terms:

         a. Buyer gives advance written notice to AEI of any EC requested by Buyer. If the EC is identified as critical by Buyer, AEI will respond to the EC within (forty eight) 48 hours of receipt of such notice. Implementation of the requested EC is contingent upon material availability. All other EC implementation schedules will be per mutual agreement,

         b. AEI shall provide a written assessment on an ECO summary sheet of the anticipated effects of EC's on AEI's schedule and manufacturing costs (including costs associated with scrap and rework, retooling, fixtures, and any changes to the recurring product price). AEI and Buyer shall negotiate in good faith on the costs associated with processing and implementing those EC's.

7.2 For EC's proposed by AEI; AEI shall give advance written notice to Buyer on an ECO summary sheet. No EC shall be implemented without Buyer's prior written consent.

         AEI shall provide a written assessment of the anticipated effects of any EC on AEI's schedule and manufacturing costs (including costs associated with scrap and rework). AEI and Buyer shall negotiate the costs associated with processing and implementing those engineering changes.

7.3 Buyer will reimburse AEI for the reasonable cost as a result of any EC of any parts and/or material or forecast, long lead components and minimum buy components that cannot be used by AEI to produce Products; such cost includes the contract pricing and material mark-ups. In the case of parts and materials not yet delivered by the suppliers, the cancellation charges or other liabilities incurred by AEI in canceling such parts and materials shall be borne by Buyer. Neurometrix will be responsible for all rework or scrap costs incurred by AEI that result from, design, test, component or material changes made by Neurometrix. AEI shall use reasonable effort to minimize Buyer's liability.

7.4      TEST FALL-OUT

         If despite repeated attempts at test and repair, the assemblies fail to pass expectations, such assemblies shall be afforded to the Buyer for engineering evaluation. AEI will be fully reimbursed for the entire units, if the assemblies have failed because of a design problem. AEI will not be reimbursed if the assemblies have failed because of faulty material or workmanship.

8.0      PRICES/TITLE

8.1

         a. Unit pricing listed in Exhibit A and shall be specific to the revision level of the assembly.

         b. Except as provided in 8.le.below pricing cannot be changed without written approval by both parties, which shall not be unreasonably withheld.

         c. All prices are FOB AEI's facility in Boston, Massachusetts. Buyer shall be responsible for and pay all shipping and insurance costs for Products.

         d. All taxes will be borne by Buyer. If sales to buyer are exempt from any taxes, Buyer shall furnish to AEI a Certificate of Exemption from the application taxing authority.

         e. Initial Term pricing shall remain fixed for a minimum of (twelve) 12 months. Successive years negotiated prices will be firm, for each one (1) year period. If there is a volume change in excess of +/-10% of any forecast, engineering changes, or if there are substantial variations in material cost; e.g., memory prices, the parties agree to analyze the pricing involved and make appropriate adjustments if necessary.

8.2 Title of the Products shall be passed to Buyer upon shipment from AEI, Boston, Massachusetts.

9.0      PAYMENT TERMS

         Initial Payment terms are to be agreed upon between AEI and NEUROMetrix. Once credit performance is established, the standard payment terms is net thirty (30) days from the date of invoice from AEI. AEI reserves the right to change payment terms and credit arrangements at any time if Buyer's financial condition or previous payment record so warrants.

10.0     TERMINATION CLAUSE

10.1 If either party breaches a material provision of these Agreements and the breach is not cured within sixty (60) days after receipt of written notice from the other party specifying the nature of the breach or if a plan is not in place to expeditiously cure such breach, the non-breaching party may terminate the Agreement by written notice to the party in breach.

10.2 Either party may terminate this Agreement by written notice upon the concurrence of any of the following events, unless such event is eliminated or cured within sixty (60) days of notice therefore.

         a. the filing by the other party of a petition in bankruptcy or insolvency; or

         b. any adjudication that the other party is bankrupt or insolvent; or

         c. the filing by the other party of any petition or answer seeking reorganization, readjustment, or rearrangement of the business under any law relating to bankruptcy or insolvency; or

         d. the appointment of a receiver for all or substantially all of the property of other party, or

         e. the making by the other party of any assignment or attempted assignment of the benefit of creditors; or

         f. the institution of any proceedings for the liquidation or winding up of the business or for the termination of the corporate charter of the other party.

10.3 Termination of this Agreement shall not affect the survival of any rights or obligations hereunder which by their nature are to survive and be effective following termination of this Agreement.

11.0     INDEMNIFICATION

         Buyer shall settle or defend, at Buyer's expense, and pay all costs, fines, attorney fees and damages resulting from all proceedings or claims against AEI and its Subsidiaries for infringement or alleged infringement by the units furnished under this Agreement, or any part or use thereof of copyrights, patents, or intellectual property rights now or thereafter existing in the United States or in any other country where Buyer, its Subsidiaries of affiliates heretofore have furnished or furnish similar Units. Buyer shall notify AEI if it is or becomes aware of any right of, or protection afforded to, a third party as set forth above that might affect AEI's ability to provide units under this Agreement. AEI shall provide written notice to Buyer of any such proceeding or claim of which it becomes aware. Buyer will, at AEI's request, identify the countries in which Buyer, its Subsidiaries or affiliates hereto have furnished similar items. The provision states the entire rights and obligations of Buyer and AEI regarding infringement of copyrights, patents, or intellectual property rights now or hereafter existing in the United States or in any other country and shall survive expiration or termination of this Agreement.

                                 SIGNATURE PAGE


ADVANCE ELECRONICS, INC.                           BUYER


/s/ CHING-WAH WONG                                 /s/ CHARLES FENDROCK
-----------------------------                      ---------------------------
Ching-Wah Wong,                                    Charles Fendrock
President &                                        Vice President
Chief Executive Officer                            Of Manufacturing


Date: September 26, 2003                           Date: October 2, 2003

*** Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.


                                    EXHIBIT A


                                                                      YEARLY
         ASSEMBLY NO.                   DESCRIPTION                  QUANTITY                    UNIT PRICING
        -------------                   -----------                 ----------                   ------------
           NC-STAT2                    NC-122 System                    ***                           ***